                                                                   EXHIBIT 12.2


                            STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

           CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                PRO FORMA (1)
                                                       ------------------------------
                                                       YEAR ENDED    SIX MONTHS ENDED
                                                       OCTOBER 31,       APRIL 30,
                                                       -----------   ----------------
                                                          2000             2001
                                                       -----------   ----------------
Net earnings from continuing
  operations before income taxes                       $   90,243      $   45,410
Less: Capitalized interest                                  1,354             366
                                                       ----------      ----------
                                                           88,889          45,044
Fixed Charges:
  Interest expense:
     Interest expense, gross                               76,338          36,646
     Capitalized interest                                   1,354             366
                                                       ----------      ----------
                                                           77,692          37,012
  Interest portion of lease expenses                        3,379           1,421
                                                       ----------      ----------
Total fixed charges                                        81,071          38,433
                                                       ----------      ----------

Net earnings from continuing operations
  before income taxes and fixed charges                $  169,960      $   83,477
                                                       ==========      ==========

Ratio of earnings to fixed charges                           2.10            2.17
                                                       ==========      ==========

----------
(1) For purposes of computing the pro forma ratio of earnings to fixed charges, the $291.8 million of proceeds from the outstanding notes were applied pro rata to the debt which was refinanced on June 29, 2001 as shown in "Refinancing Transactions."

----------
During the periods presented the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.